Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The following unaudited pro forma condensed consolidated financial statements have been derived by the application of pro forma adjustments to the historical consolidated financial information of The Providence Service Corporation (the “Company” or “Providence”), which have been presented to give effect to Providence’s sale of its equity interest in Mission Providence Pty Ltd (“Mission Providence”).
Mission Providence was formed in 2014 as a joint venture between Providence and Mission Australia ACN ("Mission Australia") to provide employment services under the Australian Government Department of Employment’s jobactive program. On September 29, 2017, Providence and Mission Australia completed the sale of 100% of the stock of Mission Providence to Konekt Limited, pursuant to the share sale agreement dated August 10, 2017.
At closing, Providence received AUD 20.2 million ($15.9 million) for its equity interest, net of transaction fees, based upon the exchange rate at that date of AUD 0.7839 to USD $1.00.
The unaudited pro forma condensed consolidated balance sheet as of June 30, 2017 of the Company is presented as if the sale had occurred as of June 30, 2017. The unaudited pro forma condensed consolidated statements of income of the Company for the six months ended June 30, 2017 and the year ended December 31, 2016 are presented as if the sale had occurred on January 1, 2016.
The Company’s historical financial information was derived from its audited consolidated financial statements for the year ended December 31, 2016 (as included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2017) and the Company’s unaudited condensed consolidated financial statements for the six months ended June 30, 2017 (as included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2017). The Company’s historical financial statements used in preparing the unaudited pro forma financial data are summarized and should be read in conjunction with its historical financial statements and risk factors, all of which are included in the filings with the Securities and Exchange Commission noted above.
The unaudited pro forma adjustments give effect to events that are (i) directly attributable to the sale, (ii) factually supportable and (iii) based on estimates, available information and certain assumptions that the Company believes are reasonable given the information currently available. The unaudited pro forma adjustments and primary assumptions are described in the accompanying notes. The unaudited pro forma condensed consolidated balance sheet and statements of income are being provided for illustrative purposes only and do not purport to represent what the Company’s results of operations or financial position would have been if the sale had occurred on the dates indicated and are not intended to project the Company’s results of operations or financial position for any future period. Any of the factors underlying these estimates and assumptions may change or prove to be materially different and the estimates and assumptions may not be representative of facts that existed upon completion of the sale. Amounts in the unaudited pro forma condensed consolidated financial statements are presented in U.S. dollars.

The Providence Service Corporation
Pro Forma Condensed Consolidated Balance Sheet - Unaudited
June 30, 2017
(in thousands)

	Providence Service Corporation Historical	Disposition of Mission Providence		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$56,583	$15,553	a	$72,136
Accounts receivable, net	172,189	—		172,189
Other current assets	57,451	—		57,451
Total current assets	286,223	15,553		301,776

Goodwill	120,818	—		120,818
Equity investments	160,601	(3,326)	b	157,275
Other non-current assets	115,234	—		115,234
Total assets	$682,876	$12,227		$695,103

Liabilities and stockholders' equity
Current liabilities:
Accrued expenses	$105,464	$—		$105,464
Accrued transportation costs	83,812	—		83,812
Other current liabilities	49,345	—		49,345
Total current liabilities	238,621	—		238,621

Other non-current liabilities	81,022	—		81,022
Total liabilities	319,643	—		319,643

Redeemable convertible preferred stock
Convertible preferred stock, net	77,565	—		77,565

Stockholders' equity
Common stock and APIC	307,951	—		307,951
Retained earnings	153,266	12,134	c	165,400
Treasury shares	(144,193)	—		(144,193)
Other stockholders' equity	(31,356)	93	c	(31,263)
Total stockholders' equity	285,668	12,227		297,895
Total liabilities, redeemable convertible preferred stock and stockholders' equity	$682,876	$12,227		$695,103

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

The Providence Service Corporation
Pro Forma Condensed Consolidated Statements of Income
for the six months ended June 30, 2017
Unaudited
(in thousands, except share and per share data)

	Providence Service Corporation Historical	Disposition of Mission Providence		Pro Forma

Service revenue, net	$807,477	$—		$807,477

Operating expenses:
Service expense	746,446	—		746,446
General and administrative expense	35,076	—		35,076
Depreciation and amortization	13,169	—		13,169
Total operating expenses	794,691	—		794,691
Operating income	12,786	—		12,786

Other expenses:
Interest expense, net	681	—		681
Equity in net loss (gain) of investees	530	(963)	d	(433)
(Gain) loss on foreign currency translation	400	—		400
Income (loss) from continuing operations before income taxes	11,175	963		12,138
Provision for income taxes	5,402	—		5,402
Income from continuing operations, net of tax	5,773	963		6,736
Discontinued operations, net of tax	(5,984)	—		(5,984)
Net income (loss)	(211)	963		752
Net loss (income) attributable to noncontrolling interests	(200)	—		(200)
Net income (loss) attributable to Providence	$(411)	$963		$552

Net income available to common
stockholders	$(3,037)			$(2,199)

Earnings per common share:
Basic	$(0.22)			$(0.16)
Diluted	$(0.22)			$(0.16)

Weighted-average number of common
shares outstanding:
Basic	13,628,572			13,628,572
Diluted	13,687,183			13,687,183

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

The Providence Service Corporation
Pro Forma Condensed Consolidated Statements of Income
for the year ended December 31, 2016
Unaudited
(in thousands, except share and per share data)

	Providence Service Corporation Historical	Disposition of Mission Providence		Pro Forma

Service revenue, net	$1,578,889	$—		$1,578,889

Operating expenses:
Service expense	1,452,754	—		1,452,754
General and administrative expense	69,911	—		69,911
Asset impairment charge	21,003	—		21,003
Depreciation and amortization	26,604	—		26,604
Total operating expenses	1,570,272	—		1,570,272
Operating income	8,617	—		8,617

Other expenses:
Interest expense, net	1,583	—		1,583
Equity in net loss of investees	10,287	(8,521)	d	1,766
(Gain) loss on foreign currency translation	(1,375)	—		(1,375)
Income (loss) from continuing operations before income taxes	(1,878)	8,521		6,643
Provision for income taxes	17,036	—		17,036
Income from continuing operations, net of tax	(18,914)	8,521		(10,393)
Discontinued operations, net of tax	108,760	—		108,760
Net income (loss)	89,846	8,521		98,367
Net loss (income) attributable to noncontrolling interests	2,082	—		2,082
Net income (loss) attributable to Providence	$91,928	$8,521		$100,449

Net income available to common
stockholders	$74,374			$82,894

Earnings per common share:
Basic	$5.07			$5.65
Diluted	$5.07			$5.65

Weighted-average number of common
shares outstanding:
Basic	14,666,896			14,666,896
Diluted	14,666,896			14,666,896

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

The Providence Service Corporation
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
(in thousands)

1. Basis of presentation
The unaudited pro forma condensed consolidated financial statements have been prepared based on the Company’s historical financial information giving effect to the sale of its equity interest in Mission Providence described in these notes. Certain note disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) have been condensed or omitted as permitted by the SEC rules and regulations.

2. Pro forma adjustments to unaudited condensed consolidated financial statements

a.	Adjustment to record the cash received from the sale of Mission Providence, based upon the exchange rate as of June 30, 2017 of AUD 0.7686 to USD $1.00.

b.	Adjustment to remove the equity investment in Mission Providence.

c.	Adjustment to reflect the estimated gain on sale, net of tax, from the sale of the Company's equity interest in Mission Providence is calculated as follows:

Cash consideration received by Providence using June 30, 2017 exchange rate of AUD 0.7686 to USD $1.00	$15,553
Less: Book value of equity investment in Mission Providence at June 30, 2017	3,326
Less: Accumulated other comprehensive loss released for foreign currency translation adjustments	93
Estimated pre-tax gain	12,134
Provision for income taxes	—
Estimated gain on sale, net of tax	$12,134
There is no provision for income taxes related to the book gain on sale, as for tax purposes, no tax benefit was recognized by Providence in the historical periods for the equity losses incurred.

d.
Adjustment to remove equity in net loss of investees attributable to Mission Providence. No related adjustment to the provision of income taxes is necessary as no tax benefit was recorded by Providence in the historical periods for the equity losses incurred.